Exhibit 99.1

Altair Nanotechnologies Reports Second Quarter 2010 Financial Results

RENO, Nev. – August 5, 2010 – Altair Nanotechnologies, Inc. (Altairnano) (Nasdaq: ALTI), a provider of advanced lithium-ion battery technologies and systems, today reported financial results for the second quarter ended June 30, 2010.

“The second quarter saw us take a large step forward in our relationship with Proterra Inc., with the signing of a long-term purchase and supply agreement,” said Dr. Terry Copeland, Altairnano’s president and CEO. “The first $4.6 million purchase of battery modules under that agreement has gone a long way toward validating our transportation market strategy and providing a solid base upon which to continue building our business.”

“During the quarter, we also reorganized our marketing and sales function to provide additional focus on our core businesses of stationary power, transportation, and defense markets, and began the sales of battery modules to industrial OEMs,” said Copeland.

Recent Highlights

▪	Signed a new long-term purchase and supply agreement with Proterra Inc., and began manufacturing for the initial order to supply battery modules through June 2011, valued at $4.6 million.
▪
Signed Memorandum of Understanding to supply a 1 MW ALTI-ESS system to the Hawaii Natural Energy Institute / University of Hawaii to demonstrate wind farm integration with Hawaii Electric Light Company. Project funded by the Office of Naval Research.

▪	Completed the sale of our AlSher joint venture interest to Sherwin-Williams and exited the performance materials market.
▪	Established an At the Market financing vehicle through Thomas Weisel Partners.
▪	Received shareholder approval subject to the discretion of the Board prior to October 28, 2010 to change the Company’s corporate jurisdiction from Canada to the state of Nevada.

Financial Highlights for second quarter 2010 compared to 2009

▪	Revenue of $1.5 million compared to $(3,000).
▪	Gross margin of $0.4 million compared to $(0.3) million.
▪	Operating expenses of $5.5 million compared to $6.2 million.
▪	Net loss of $4.9 million compared to $6.4 million.
▪	Net cash burn of $4.1 million compared to $(6.7) million.

For the quarter ended June 30, 2010, Altairnano reported revenues of $1.5 million, up from $(3,000) for the same period in 2009.  This increase is the result of higher contract and grant activity with the Office of Naval Research and the Department of Defense compared to 2009 which is expected to continue throughout most of 2010.  Sales returns of $183,000 impacted the 2009 results.  Operating expenses of $5.5 million for the second quarter of 2010 were down $0.7 million from $6.2 million in the second quarter of 2009.  The net loss attributable to Altairnano was $4.9 million, or five cents per share, compared to a net loss of $6.4 million, or seven cents per share, for the second quarter of 2009. The basic and diluted weighted average shares outstanding for the quarter were 105.3 million, compared to 97.4 million reported in the second quarter of 2009.

ALTAIR NANOTECHNOLOGIES REPORTS 2010 SECOND QUARTER FINANCIAL RESULTS

Altairnano’s cash and cash equivalents decreased by $4.1 million, from $12.3 million at March 31, 2010 to $8.2 million at June 30, 2010. This is primarily due to net cash used in operations of approximately $4.2 million, of which $0.4 million was for increased product inventories, and $1.8 million was for increased accounts receivable offset by $1.7 million in deferred revenue; investing activities primarily consisting of purchases of fixed assets of approximately $0.4 million; and financing activities of $0.5 million that is primarily the money raised from the sale of common stock through the At the Market financing program with Thomas Weisel Partners.  Second Quarter 2009 results reflected a net cash increase as a result of the $12.8 million raised for the Company by Lazard in that quarter.

Altairnano’s second quarter cash burn rate of about $1.4 million per month represents an improvement compared to the second half of 2009 and first quarter of 2010. “We are focusing closely on our cash consumption and have taken a number of steps such as implementation of a hiring freeze, slowing material purchases, and deferring capital expenditures to reduce our monthly burn rate, until anticipated orders close”, added Copeland.

Second Quarter 2010 Conference Call
Altairnano will hold a conference call to discuss its first quarter 2010 results on Thursday, August 5, 2010 at 11:00 a.m. Eastern Daylight Time (EDT). Shareholders and members of the investment community are invited to participate in the conference call. The dial-in number for both U.S. and international callers is +1 877-303-5858. Please dial in to the conference five minutes before the call is scheduled to begin. Ask the operator for the Altair Nanotechnologies call.

An audio replay of the conference call will be available from 2:00 p.m. EDT, Thursday, August 5, until Midnight EDT, August 12, 2010. It can be accessed by dialing +1 706-645-9291 and entering conference number 87919742.

Additionally, the conference call and replay will be available online, and can be accessed by visiting Altairnano's web site, www.altairnano.com.

About Altair Nanotechnologies, Inc.
Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altairnano is a leading provider of energy storage systems for clean, efficient power and energy management. Altairnano's Lithium-Titanate based battery systems are among the highest performing and most scalable, with applications that include complete energy storage systems for use in providing frequency regulation and renewables integration for the electric grid, battery modules and cells for mass transit applications, and battery packs for several different military applications. For more information please visit Altairnano at www.altairnano.com.

ALTAIR NANOTECHNOLOGIES REPORTS 2010 SECOND QUARTER FINANCIAL RESULTS

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altairnano’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that development of any of the early-stage products of Altairnano will not be completed for technical, business or other reasons; that any products under development or in the early commercial stages will not perform as expected in future testing or commercial applications; that customers or prospective customers will not use or purchase products as represented to us or otherwise expected for various reasons, including a buyer’s purchasing of a competing product, absence of agreement over pricing or a buyer’s absence of capital to purchase products; that one or more of the joint development partners or customers may proceed slowly with, or abandon, development or commercialization efforts for any of various reasons, including concerns with the feasibility of the product or the financial viability of continuing with our products or their product; that sales of commercialized Altairnano products may not reach expected levels for one or more reasons, including the failure of end products to perform as expected or the introduction of a superior product; that costs associated with the proposed products may exceed revenues; and that, due to unexpected expenses not accompanied by offsetting revenue, Altairnano’s use of cash in its operations may exceed budgeted levels.  In general, Altairnano is, and expects to be in the immediate future, dependent upon funds generated from sales of securities, grants, testing agreements, and licensing agreements to fund its testing, development and ongoing operations. In addition, other risks are identified in Altairnano's most recent Annual Report on Form 10-K filed with the SEC. Such forward-looking statements speak only as of the date of this release. Altairnano expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Altairnano expectations or results or any change in events.

For Additional Information:

Institutional Investors:
Brion D. Tanous
Principal
CleanTech IR, Inc.
310-541-6824
btanous@cleantech-ir.com

Individual Investors:
Tom Herbert
Principal
CleanTech IR, Inc.
310-541-6824
therbert@cleantech-ir.com

Tables Follow

ALTAIR NANOTECHNOLOGIES REPORTS 2010 SECOND QUARTER FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States Dollars, except shares and per share amounts)
(Unaudited)
	June 30,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$8,244	$18,122
Investment in available for sale securities	446	505
Accounts receivable, net	2,631	683
Product inventories	6,347	5,043
Prepaid expenses and other current assets	1,516	1,820
Total current assets	19,184	26,173

Investment in available for sale securities	2,558	2,587

Property, plant and equipment, net held and used	10,314	8,670

Property, plant and equipment, net held and not used	-	2,211

Patents, net	464	551

Other assets	125	125
Total Assets	$32,645	$40,317

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$3,050	$1,783
Accrued salaries and benefits	1,364	625
Accrued warranty	79	79
Accrued liabilities	385	447
Deferred Revenues	1,814	311
Current portion of long-term debt	16	810
Total current liabilities	6,708	4,055

Long-term debt, less current portion	30	37

Stockholders' equity
Common stock, no par value, unlimited shares authorized;
107,973,051 and 105,400,728 shares issued and
outstanding at June 30, 2010 and December 31, 2009	189,225	188,515
Additional paid in capital	11,526	10,933
Accumulated deficit	(173,196)	(162,204)
Accumulated other comprehensive loss	(1,648)	(1,560)
Total Altair Nanotechnologies, Inc.’s stockholders’ equity	25,907	35,684
Noncontrolling interest in Subsidiary	-	541
Total stockholders’ equity	25,907	36,225

Total Liabilities and Stockholders' Equity	$32,645	$40,317

ALTAIR NANOTECHNOLOGIES REPORTS 2010 SECOND QUARTER FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States Dollars, except shares and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues
Product sales	$57	$62	$132	$253
Less sales returns	-	(183)	-	(183)
Commercial collaborations	26	67	320	766
Contracts and grants	1,417	51	2,240	63
Total net revenues	1,500	(3)	2,692	899
Cost of Goods Sold
Product	7	163	60	348
Commercial collaborations	12	71	190	300
Contracts and grants	984	16	1,595	38
Warranty and inventory reserves	75	-	128	-
Total cost of goods sold	1,078	250	1,973	686
Gross profit (loss)	422	(253)	719	213

Operating expenses
Research and development	1,715	2,400	4,155	5,443
Sales and marketing	1,146	622	2,330	1,223
General and administrative	2,181	2,537	4,466	5,097
Depreciation and amortization	451	673	927	1,407
Total operating expenses	5,493	6,232	11,878	13,170
Loss from operations	(5,071)	(6,485)	(11,159)	(12,957)
Other income (expense)
Interest expense	(3)	(13)	(10)	(31)
Interest income	27	48	52	119
Realized loss on investment	-	-	-	(18)
Gain (loss) on foreign exchange	2	2	1	(2)
Total other income, net	26	37	43	68

Loss from continuing operations	(5,045)	(6,448)	(11,116)	(12,889)
Gain from discontinued operations	124	-	124	-

Net loss	(4,921)	(6,448)	(10,992)	(12,889)
Less: Net (gain) loss attributable to non-controlling interest	(4)	55	-	111
Net loss attributable to Altair Nanotechnologies, Inc.	$(4,925)	$(6,393)	$(10,992)	$(12,778)

Amounts attributable to Altair Nanotechnologies, Inc. Shareholders:
Loss from continuing operations	$(5,049)	$(6,393)	$(11,116)	$(12,778)
Gain from discontinued operations	124	-	124	-
Net Loss	$(4,925)	$(6,393)	$(10,992)	$(12,778)

Earnings per share attributable to Altair Nanotechnologies, Inc.
Loss from continuing operations - basic and diluted	$(0.05)	$(0.07)	$(0.10)	$(0.13)
Gain from discontinued operations – basic and diluted	-	-	-	-
Net loss	(0.05)	(0.07)	(0.10)	(0.13)
Weighted average shares - basic and diluted	105,255,482	97,358,071	105,175,304	95,182,687